Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708-483-1300 Ext 1331

TreeHouse Foods, Inc. Reports Second Quarter 2010 Results

HIGHLIGHTS

•	Adjusted earnings per share increased 40% from last year
•	Net sales grew 19.8%
•	Gross margins expanded 240 basis points
•	Adjusted EPS guidance raised to $2.70 - $2.75

Westchester, IL, August 5, 2010 -- TreeHouse Foods, Inc. (NYSE: THS) today reported an increase in second quarter earnings compared to last year driven by the addition of Sturm Foods and improved margins throughout all segments of the business.  Earnings for the quarter were $0.60 per fully-diluted share compared to $0.58 per fully-diluted share in the second quarter of last year.  On an adjusted basis, as described below, fully-diluted earnings per share improved 40% to $0.70 compared to $0.50 last year.

The reported results for the second quarter included unusual items that affected year over year comparisons.  The first relates to charges of $0.04 in the quarter to reflect acquisition and integration costs associated with the purchase of Sturm Foods in March 2010.  In addition, TreeHouse had non-cash mark-to-market gains on an interest rate swap agreement of $0.02 in 2010 and $0.03 in 2009, and non-cash foreign currency adjustments on an intercompany note of $0.01 in 2010 and $0.05 in 2009.  Finally, during the quarter the Company recorded a charge of $0.09 to reflect the streamlining of the infant feeding business in order to better align its cost structure.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.60	$0.58	$1.07	$0.97
Plant closing costs	-	-	-	0.01
Acquisition and integration costs	0.04	-	0.21	-
Mark-to-market adjustment on interest rate swap	(0.02)	(0.03)	(0.03)	(0.03)
(Gain) loss on intercompany note translation	(0.01)	(0.05)	-	(0.04)
Curtailment of post retirement benefits plan	-		(0.05)
Infant feeding charges	0.09	-	0.09	-

Adjusted diluted EPS	$0.70	$0.50	$1.29	$0.91

Commenting on the second quarter results, Sam K. Reed, Chairman and CEO, said, “Our legacy businesses posted solid operating performance in the quarter, and we are very pleased with the addition of Sturm Foods.  Our relentless focus on attacking the center of the P&L is paying off as we continued to improve productivity and achieved purchasing savings, driving year over year gross margin improvement of 240 basis points.”

Adjusted operating earnings before interest, taxes, depreciation, amortization and other non-cash or unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule) increased 64.6% to $72.1 million in the quarter compared to $43.8 million in the same period last year.  The increase is primarily due to higher sales resulting from the acquisition of Sturm Foods in the first quarter of 2010.

Net sales for the second quarter totaled $446.2 million compared to $372.6 million last year, which represents an increase of 19.8%.  Excluding the acquisition of Sturm Foods, sales would have decreased by 1.1% due to lower sales in the Industrial and Export segment.  Retail Grocery sales increased 30.4% (up 1.1% excluding acquisitions) primarily due to the acquisition of Sturm Foods, and despite lower branded baby food volumes.  Sales within the Food Away From Home segment increased 7.0% (up 1.7% excluding Sturm Foods) despite economic conditions that continue to strain the food away from home marketplace.  Industrial and Export sales were down 5.4% (down 12.5% excluding acquisitions) due to a combination of lower unit sales of bulk powder and lower pricing on pass through sales contracts.  Total gross margins for the quarter improved by 240 basis points to 23.8% compared to 21.4%, with all three operating segments showing strong margin improvement.  The improvement was due to productivity gains and purchasing savings as the Company’s focus on cost control continues to reap strong benefits.

During the second quarter of 2010 the Company recorded a charge of $4.6 million ($2.7 million in gross profit and $1.9 million in other operating expense), within its infant feeding business to eliminate the cost of excess inventory and equipment, and to reduce plant staffing.  These actions are expected to better align the cost structure of the business with recent volume trends.

Selling, distribution, general and administrative expenses were $56.0 million for the quarter, an increase of 15.7% from $48.4 million in the second quarter of 2009.  The increase was due primarily to the growth of the Company, however, these costs decreased as a percent of net sales to 12.5% in the quarter compared to 13.0% last year.

Interest expense in the quarter was $11.8 million compared to $4.8 million last year as debt increased from $402.5 million last year to $887.3 million at June 30, 2010 resulting primarily from the issuance of senior unsecured notes in connection with the funding of the Sturm Foods acquisition.  Other income, net of $1.0 million for the quarter, primarily represents the mark-to-market adjustment on an interest rate swap.  The Company’s second quarter effective income tax rate of 32.9% was lower than last year’s tax rate of 34.6% due to deductions associated with the acquisition of Sturm Foods.

Net income for the quarter totaled $21.7 million compared to $18.4 million last year.  Fully-diluted earnings per share for the quarter were $0.60 per share compared to $0.58 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the second quarter of 2010 were $0.70, compared to last year’s second quarter adjusted earnings per share of $0.50.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells private label and branded products to customers within the United States and Canada.  These products include pickles, peppers, relishes, condensed and ready to serve soup, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamer, salsa, aseptic products, infant feeding products, powdered drinks and hot cereals.

2.
Food Away From Home – This segment sells primarily pickle products, non-dairy powdered creamers, Mexican sauces, aseptic products, hot cereals and refrigerated products and sauces to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers.  These customers either repackage it into single serve packages for the foodservice industry or use it as an ingredient in other foodservice applications.  Export sales are primarily to industrial customers outside North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, brokerage fees, as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to TreeHouse’s business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the second quarter increased by 30.4% to $307.5 million from $235.9 million due to the acquisition of Sturm Foods.  Excluding the acquisition, net sales increased 1.1% from the same quarter last year as favorable exchange rates offset slightly lower unit volumes.  Unit sales (excluding Sturm Foods) in the retail channel were down 0.7% in total; however, excluding infant feeding, unit sales were up 0.7% compared to last year.  While the Company continued to experience softness in its soup category, sales of salad dressing, pickles, and salsa all showed unit sales growth.  Direct operating income improved to 17.0% from 15.2% last year due to continued improvements in pickle margins and the ongoing benefit of last year’s salad dressing plant expansion.

Food Away From Home segment sales increased 7.0% from last year to $80.3 million due primarily to the acquisition of Sturm Foods.  Excluding Sturm Foods, unit sales decreased 1.3% as the market continues to be challenged, but a positive mix of sales contributed to the revenue increase.  Direct operating income rose to 15.7% from 10.8% driven by improved productivity at the segment’s aseptic plant.

Industrial and Export segment net sales decreased 5.4%, driven by a volume decline of 2.4% and lower pricing on cost pass through contracts.  Net sales in the quarter for this segment totaled $58.4 million compared to $61.7 million last year.  Despite the sales decline, direct operating income increased to $11.2 million from $9.9 million last year due to productivity improvements.

OUTLOOK FOR 2010

“We delivered excellent results in the first half, particularly given the challenging dynamics of the current retail environment,” said Sam K. Reed.  “Our success is directly related to consumers’ continued desire to find value through the right combination of price and quality.  Private label continues to be a cornerstone of retailers’ strategy to be innovative and responsive within a highly competitive marketplace.”

With regard to the 2010 outlook, Mr. Reed continued, “Although industry volumes have been challenged of late, we believe we are positioned to continue to outperform market trends, and are therefore raising our full year 2010 guidance from $2.65 to $2.70 in adjusted earnings per share, to $2.70 to $2.75.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods, and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, non-cash recurring items, and non-recurring items.  Adjusted EBITDA is a performance measure and liquidity measure used by the Company’s management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported income from continuing operations for the three and six month periods ended June 30, 2010 and 2009 calculated according to GAAP and Adjusted EBITDA is attached.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; powdered drinks, hot cereals, salsa and Mexican sauces; jams and pie fillings; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drinks and hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2009 and, from time to time, its other filings with the Securities and Exchange Commission, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net sales	$446,195	$372,605	$843,319	$728,001
Cost of sales	340,045	292,761	648,391	576,446
Gross profit	106,150	79,844	194,928	151,555
Operating expenses:
Selling and distribution	30,887	28,517	57,683	54,298
General and administrative	25,084	19,863	53,562	35,636
Other operating expense, net	2,019	183	(242)	425
Amortization expense	7,287	3,321	11,734	6,579
Total operating expenses	65,277	51,884	122,737	96,938
Operating income	40,873	27,960	72,191	54,617
Other (income) expense:
Interest expense	11,779	4,839	18,606	9,337
Interest income	-	(18)		(18)
Gain on currency exchange	(2,170)	(3,864)	(2,070)	(1,804)
Other, net	(993)	(1,153)	(1,206)	(1,265)
Total other (income) expense	8,616	(196)	15,330	6,250
Income before income taxes	32,257	28,156	56,861	48,367
Income taxes	10,605	9,731	18,890	17,210
Net income	$21,652	$18,425	$37,971	$31,157

Weighted average common shares:
Basic	34,814	31,616	34,465	31,586
Diluted	35,994	31,752	35,588	32,052

Net earnings per common share:
Basic	$0.62	$0.58	$1.10	$0.99
Diluted	$0.60	$0.58	$1.07	$0.97

Supplemental Information:
Depreciation and Amortization	$18,380	$11,529	$32,497	$22,977
Stock-based compensation expense, before tax	$4,444	$3,159	$7,798	$6,059

Segment Information:
North American Retail Grocery
Net Sales	$307,526	$235,853	$569,105	$466,535
Direct Operating Income	$52,218	$35,928	$94,119	$70,233
Direct Operating Income Percent	17.0%	15.2%	16.5%	15.1%

Food Away From Home
Net Sales	$80,269	$75,029	$153,747	$141,782
Direct Operating Income	$12,608	$8,097	$22,120	$15,103
Direct Operating Income Percent	15.7%	10.8%	14.4%	10.7%

Industrial and Export
Net Sales	$58,400	$61,723	$120,467	$119,684
Direct Operating Income	$11,158	$9,930	$22,990	$16,610
Direct Operating Income Percent	19.1%	16.1%	19.1%	13.9%

The following table reconciles the Company’s net income to adjusted EBITDA for the three and six months ended June 30, 2010 and 2009:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net income as reported	$21,652	$18,425	$37,971	$31,157
Interest expense	11,779	4,839	18,606	9,337
Interest income	-	(18)	-	(18)
Income taxes	10,605	9,731	18,890	17,210
Depreciation and amortization	18,380	11,529	32,497	22,977
Stock-based compensation expense	4,444	3,159	7,798	6,059
(Gain) loss on intercompany note translation and other	(737)	(3,069)	27	(2,337)
Mark-to-market adjustment on interest rate swap	(1,019)	(1,178)	(1,710)	(1,206)
Acquisition and integration costs	2,293	-	11,570	-
Curtailment of post retirement benefits plan	-	-	(2,357)	-
Infant feeding charges	4,552	-	4,552	-
Net plant shut-down costs	155	386	293	666

Adjusted EBITDA	$72,104	$43,804	$128,137	$83,845